Exhibit 10.33.3

SECOND ADDENDUM TO THE

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE

OFFICE OF INSPECTOR GENERAL

OF THE

DEPARTMENT OF HEALTH AND HUMAN SERVICES

AND

HEALTHSOUTH CORPORATION

I.	PREAMBLE

Effective January 1, 2005, HealthSouth entered into a Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (hereinafter referred to as the "CIA"). HealthSouth hereby enters into this Second Addendum to the CIA (Second Addendum) to amend the CIA. Contemporaneously with this Second Addendum, HealthSouth is entering into a Settlement Agreement with the United States to settle claims involving arrangements with certain physicians and physician groups.

This Second Addendum sets forth additional corporate integrity obligations for HealthSouth. All other sections of HealthSouth's CIA and the First Addendum to the CIA will remain unchanged and in effect, unless specifically amended herein or upon the prior written consent of the OIG and HealthSouth.

II.	TERM AND SCOPE OF THE SECOND ADDENDUM TO THE CIA

A.         The period of compliance obligations assumed by HealthSouth under this Second Addendum shall be contemporaneous with the period of compliance obligations assumed under HealthSouth's CIA. The effective date of this Second Addendum shall be the date on which the final signatory of this Second Addendum executes this Second Addendum (Effective Date). For purposes of this Second Addendum, each "Reporting Period" shall correspond to the "Reporting Period" as defined in the CIA.

B.         Sections III, IV, VI, VII, VIII, IX, X, and XI of the CIA and the First Addendum to the CIA (First Addendum) are hereby incorporated into this Second Addendum by reference and Sections III, IV, VI, VII, VIII, IX, X, and XI of the CIA and the First Addendum shall expire as to this Second Addendum no later than 120 days after OIG's receipt of: (1) HealthSouth's final annual report pursuant to this Second Addendum; or (2) any additional materials submitted pursuant to OIG's request, whichever is later.

III.	INTEGRITY REQUIREMENTS

HealthSouth shall, for a period of no less than the remaining term of the CIA:

A.      Continue Implementation of Arrangements Compliance Program. HealthSouth shall continue to implement its Compliance Program with respect to arrangements with referral sources (Arrangements Compliance Program), as described in the attached Declaration (which is incorporated by reference as Appendix F), and continue to provide, at a minimum, the same level of resources currently provided, throughout this time period. HealthSouth may amend its Arrangements Compliance Program as it deems necessary, so long as those amendments are consistent with the overall objective of ensuring compliance with the requirements of Medicare, Medicaid, and all other Federal health care programs, as defined in 42 U.S.C. § 1320a-7b(f).

B.       Annual Reporting Requirements. HealthSouth shall submit to the OIG annually a report with respect to the status of, and findings regarding, HealthSouth's compliance activities for each of the remaining Reporting Periods (Annual Report).

The Annual report shall include the information required by Section V.B. of the CIA, as amended in the First Addendum. In addition, Section V.B of the CIA, as amended in the First Addendum, is also amended by the addition of the following items which must be included in each Annual Report:

22.   A description of any material amendments to the Arrangements Compliance Program, as described in Appendix F;

23.   A summary of any significant changes or amendments to the Arrangements Policies and Procedures (as defined in Appendix F) related to arrangements between HealthSouth and any referral sources.

24.   Any material changes to the level of resources dedicated to the Arrangements Compliance Program and the reasons for such changes;

25.   A summary of each type of training provided under the Arrangements Compliance Program, as described in Appendix F, including a summary of topics covered, the length of sessions, a schedule of training sessions, and the number of individuals required to be trained; the percentage of individuals actually trained; and an explanation of any exceptions.

26. A summary of the Annual Arrangements Review as defined in Appendix F), and any corresponding corrective action plan;

The first Annual Report shall be received by OIG no later than 120 days after the end of the first Reporting Period, which is December 31, 2007. Subsequent Annual Reports shall be received by the OIG no later than the anniversary date of the due date of the first Annual Report.

IV.	BREACH AND DEFAULT PROVISIONS

HealthSouth is expected to fully and timely comply with all of its CIA obligations. Section X of the CIA is hereby incorporated by reference into this Second Addendum.

V.	EFFECTIVE AND BINDING AGREEMENT

Unless explicitly indicated in this Second Addendum (including Appendix F), all other terms and provision of the CIA and First Addendum are incorporated into this Second Addendum by reference and shall remain in full force and effect.

[Signatures on following pages.]

On Behalf of HealthSouth Corporation

/s/ Christine Bachrach	12/14/07
Christine Bachrach Senior Vice-President and Compliance	Date

/s/ Scot T. Hassleman	12/14/07
SCOT T. HASSLEMAN Reed Smith LLP Counsel for HealthSouth Corporation	Date

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL

OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Gregory E. Demske	12/14/07
GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General U.S. Department of Health and Human Services	Date

APPENDIX F DECLARATION

The declarant is currently the Senior Vice-President and Compliance Officer for HealthSouth and has personal knowledge of the facts stated herein. The following describes the Compliance Program with respect to arrangements with referral sources (the "Arrangements Compliance Program") at HealthSouth.

1.

HealthSouth has in place the following policies and procedures ("Arrangements Policies and Procedures") to ensure compliance with the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and the Physician Self-Referral Law, 42 U.S.C. § 1395nn (the "Stark Law") with respect to its referral source arrangements: (i) C-06-05 Transactions and Other Arrangements with Referral Sources; (ii) C-04-06 Contracting for Medical Director Services; (iii) 01-C012 Physician Recruitment; (iv) C-07-03 On-Call Coverage for Hospitals; (v) C-04-13 Leasing Arrangements with Referral Sources; (vi) C-07-04 Joint Venture Management Fees; (vii) C-04-22 Sponsorship Agreements with Athletic Teams or Other Entities / Events; (viii) C-04-16 Human Subject Clinical Research Activity; (ix) PSHP-002 Revolver Loans, Term Loans & Guarantees of Third Party Loans to Jointly-Owned Entities; and (x) PSHP-005 - Distributions to Equity Owners in Jointly-Owned Entities.

2.

HealthSouth provides annual training on the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and the Physician Self-Referral Law, 42 U.S.C. § 1395nn (the "Stark Law"), at a minimum, to all Directors of Marketing Operations, Hospital Chief Executive Officers, Vice-President-level employees and above.

3.

Where required by the Arrangements Policies and Procedures. HealthSouth's Compliance Department and Legal Services Department evaluates and approves certain proposed transactions with referral sources. The evaluation and approval includes a legal review of the proposed transaction, performed by legal counsel knowledgeable with the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and the Physician Self-Referral Law, 42 U.S.C. § 1395nn (the "Stark Law"), and, where required by the Arrangements Policies and Procedures, confirmation that objective data supports the fair market value of the proposed transaction, where relevant. Documentation of the review and approval process by the Compliance Department and Legal Services Department, including the objective fair market value data, if any, is retained in the file maintained by HealthSouth for the transaction.

APPENDIX F

4.

The Compliance Audit Department annually conducts a review of a sample of key referral source arrangements, including at least thirty (30) property leases and real estate sale and purchase agreements, at least thirty (30) medical director contracts, at least ten (10) joint venture partnerships, and at least ten (10) contracts from all other categories of referral source arrangements (the "Annual Arrangements Review"). The purpose of this review is to ensure that: (i) each arrangement was structured and approved in compliance with HealthSouth policies in effect at the start or renewal of the arrangement, including documentation of fair market value; (ii) all payments for the most recent twelve (12) month period have been made or received by HealthSouth in accordance with the terms of the arrangement; and (iii) any required service logs or other documentation of performance of required duties has been completed in compliance with the terms of the arrangement and applicable HealthSouth policies. The Compliance Department investigates any problems identified as a result of the Annual Arrangements Review and recommends corrective action as necessary.

5.

Where required by the Arrangements Policies and Procedures, each transaction with a referral source is in writing and signed by all parties. Each written agreement with a referral source sets forth, at a minimum, the parties, the responsibilities of each party with specificity, the compensation to be provided, and the term of the agreement, where required by the Arrangements Policies and Procedures. The Arrangement Policies and Procedures outline the required signatures and approval process for each type of referral source agreement entered into on behalf of HealthSouth.

6.

Where required by the Arrangements Policies and Procedures, services provided by referral sources shall be documented through time cards, service logs, or other relevant mechanism contemporaneously to their performance; such documentation shall be maintained by HealthSouth.

7.

Where required by the Arrangements Policies and Procedures, prior to processing a payment invoice for any services provided by a referral source, HealthSouth shall (i) verify the existence of a written and signed agreement for such services and (ii) confirm that the requested invoice payment corresponds to the terms of the written and signed agreement.

APPENDIX F

8.

HealthSouth shall maintain all records relating to arrangements with referral sources in a manner that enables HealthSouth to fulfill its compliance obligations under this Declaration and any other obligations under the law.

9.	Nothing in this Declaration affects the responsibilities of HealthSouth under the Corporate Integrity Agreement (CIA), the First Addendum to the CIA, or any other law or regulation.

The undersigned signatory represents and warrants that he/she is authorized to execute this declaration on behalf of HealthSouth.

I declare under penalty of perjury that the foregoing is true and accurate. Executed on this 14th day of December 2007

/s/ Christine Bachrach
Christine Bachrach Senior Vice-President and Compliance Officer HealthSouth Corporation